DEFINED BENEFIT DEFERRED COMPENSATION PLAN
                    FOR NON-INTERESTED DIRECTORS AND TRUSTEES


      INVESCO Global Health Sciences Fund (the "Trust") has adopted this Defined Benefit Deferred Compensation Plan ("Plan") for the benefit of those trustees of the Trust who are not interested trustees thereof as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended ("Independent Trustees").

      1.    ELIGIBILITY

      Each Independent Trustee who has served as such ("Eligible Service") on the Board of Trustees of the Trust ("Board") for an aggregate of at least five years at the time of his/her Service Termination Date (as defined in paragraph
2) will be entitled to receive benefits under the Plan. An Independent Trustee's period of Eligible Service commences on the date of election to the Board. Hereafter, references in this Plan to Independent Trustees shall be deemed to include only those Trustees who have met the Eligible Service requirement for Plan participation.

      2.    SERVICE TERMINATION AND SERVICE TERMINATION DATE

            a. SERVICE TERMINATION. Service Termination means termination of service (other than by disability or death) of an Independent Trustee which results from the Trustee's having reached his or her Service Termination Date.

            b. SERVICE TERMINATION DATE. An Independent Trustee's Service Termination Date is that date upon which he or she no longer serves as a Trustee. Normally, an Independent Trustee's Service Termination Date will be the last day of the calendar quarter in which such Trustee's seventy-second birthday occurs. A majority of the Board may annually extend a Trustee's normal Service Termination Date for a maximum period of three years, through the date not later than the last day of the calendar quarter in which such Trustee's seventy-fifth birthday occurs.

      As used in this Plan unless otherwise stipulated, Service Termination Date shall mean the date upon which the Independent Trustee no longer serves as a Trustee.

      3.    DEFINED PAYMENTS AND BENEFIT

            a. PAYMENTS. If an Independent Trustee's Service Termination Date occurs on a date not later than the last day of the calendar quarter in which such Trustee's seventy-fourth birthday occurs, the Independent Trustee will receive four quarterly payments during the first twelve months subsequent to his or her Service Termination Date (the "First Year Retirement Payments"), with each payment to be equal to 25 percent of the sum of the annual basic retainer and annualized quarterly Board meeting fees payable by the Trust to the


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Independent Trustee on his or her Service Termination Date (excluding any fees relating to attending or chairing committee meetings or other fees payable to an Independent Trustee).

            b. BENEFIT. Commencing with the first anniversary of the Service Termination Date of any Independent Trustee who has received the First Year Retirement Payments, and commencing as of the Service Termination Date of an Independent Trustee whose Service Termination Date is subsequent to the date of the last day of the calendar quarter in which such Trustee's seventy-fourth birthday occurred, the Independent Trustee will receive, for the remainder of his or her life, a benefit (the "Benefit"), payable quarterly, with each quarterly payment to be equal to 12.50 percent of the sum of the annual basic retainer and annualized quarterly Board meeting fees payable by the Trust to the Independent Trustee on his or her Service Termination Date (excluding any fees relating to attending or chairing committee meetings or other fees payable to an Independent Trustee).

      Example: As of July 1, 1998, the annual Benefit would be $_______ (annual basic retainer of $______, plus annualized quarterly Board meeting fees of $______ times 12.50 percent of the total each quarter: $_____ + $_______ = $_______ x .125 = $______ x 4 = $______). The annual Benefit may increase or decrease in the future in accordance with changes in the Independent Trustees' annual basic retainer and/or Board meeting fees.

            c. DEATH PROVISIONS. If an Independent Trustee's service as a Trustee is terminated because of his or her death subsequent to the last day of the calendar quarter in which such Trustee's seventy-second birthday occurred and prior to the last day of the calendar quarter in which such Trustee's seventy-fourth birthday occurs, the designated beneficiary of the Independent Trustee shall receive the First Year Retirement Payments and shall, commencing with the quarter following the quarter in which the last First Year Retirement Payment is made, receive the Benefit for a period of ten years, with quarterly payments to be made to the designated beneficiary.

      If an Independent Trustee's service as a Trustee is terminated because of his or her death prior to the last day of the calendar quarter in which such Trustee's seventy-second birthday occurs or subsequent to the last day of the calendar quarter in which such Trustee's seventy-fourth birthday occurred, the designated beneficiary of the Independent Trustee shall receive the Benefit for a period of ten years, with quarterly payments to be made to the designated beneficiary commencing in the first quarter following the Trustee's death.

            d. DISABILITY PROVISIONS. If an Independent Trustee's service as a Trustee is terminated because of his or her disability subsequent to the last day of the calendar quarter in which such Trustee's seventy-second birthday occurred and prior to the last day of the calendar quarter in which such Trustee's seventy-fourth birthday occurs, the Independent Trustee shall receive the First Year Retirement Payments and shall, commencing with the quarter following the quarter in which the last First Year Retirement Payment is made, receive the Benefit for the remainder of his or her life, with quarterly payments to be made to the disabled Independent Trustee. If the disabled Independent Trustee should die before the First Year Retirement Payments are completed and before forty quarterly Benefit payments are made, such payments



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will continue to be made to the Independent Trustee's designated beneficiary until the aggregate of the First Year Retirement Payments and forty quarterly Benefit payments have been made to the disabled Independent Trustee and the Trustee's designated beneficiary.

      If an Independent Trustee's service as a Trustee is terminated because of his or her disability prior to the last day of the calendar quarter in which such Trustee's seventy-second birthday occurs or subsequent to the last day of the calendar quarter in which such Trustee's seventy-fourth birthday occurred, the Independent Trustee shall receive the Benefit for the remainder of his or her life, with quarterly payments to be made to the disabled Independent Trustee commencing in the first quarter following the Trustee's termination for disability. If the disabled Independent Trustee should die before forty quarterly payments are made, payments will continue to be made to the Independent Trustee's designated beneficiary until the aggregate of forty quarterly payments has been made to the disabled Independent Trustee and the Trustee's designated beneficiary.

            e. DEATH OF INDEPENDENT TRUSTEE AND BENEFICIARY. If, subsequent to the death of the Independent Trustee, his or her designated beneficiary should die before the First Year Retirement Payments and/or a total of forty quarterly Benefit payments are made, the remaining value of the Independent Trustee's First Year Retirement Payments and/or Benefit (which Benefit shall in no event exceed the value of forty quarterly payments minus the number of payments made) shall be determined as of the date of the death of the Independent Trustee's designated beneficiary and shall be paid to the estate of the designated beneficiary in one lump sum or in periodic payments, with the determinations with respect to the value of the First Year Retirement Payments and/or Benefit and the method and frequency of payment to be made by the Committee (as defined in paragraph 8.a.) in its sole discretion.

      4.    DESIGNATED BENEFICIARY

      The beneficiary referred to in paragraph 3 may be designated or changed by the Independent Trustee without the consent of any prior beneficiary on a form provided by the Committee (as defined in paragraph 8.a.) and delivered to the Committee (or its designee as described on the form) before the Independent Trustee's death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Independent Trustee, the value or remaining value of the Independent Trustee's First Year Retirement Payments and/or Benefit (which Benefit shall in no event exceed the value of forty quarterly payments minus the number of payments made) shall be determined as of the date of the death of the Independent Trustee by the Committee and shall be paid as promptly as possible in one lump sum to the Independent Trustee's estate.

      5.    DISABILITY

      An Independent Trustee shall be deemed to have become disabled for the purposes of paragraph 3 if the Committee shall find on the basis of medical evidence satisfactory to it that the Independent Trustee is disabled, mentally or physically, as a result of an accident or illness, so as to be prevented from performing each of the duties which are incumbent upon an Independent Trustee in fulfilling his or her responsibilities as such.



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      6.    TIME OF PAYMENT

      The First Year Retirement Payments and/or the Benefit for each year will be paid in quarterly installments that are as nearly equal as possible.

      7. PAYMENT OF FIRST YEAR RETIREMENT PAYMENTS AND/OR BENEFIT: ALLOCATION OF COSTS

      The Trust is responsible for the payment of the amount of the First Year Retirement Payments and/or Benefit applicable to the Trust, as well as its proportionate share of all expenses of administration of the Plan, including without limitation all accounting and legal fees and expenses and fees and expenses of any Actuary. The obligations of the Trust to pay such First Year Retirement Payments and/or Benefit and expenses will not be secured or funded in any manner, and such obligations will not have any preference over the lawful claims of the Trust's creditors and shareholders.

      8.    ADMINISTRATION

            a. THE COMMITTEE. Any question involving entitlement to payments under or the administration of the Plan will be referred to a four-person committee (the "Committee") composed of three Independent Trustees designated by all of the Independent Trustees of the Trust and one Trustee of the Trust who is not an Independent Trustee, designated by the non-Independent Trustees. Except as otherwise provided herein, the Committee will make all interpretations and determinations necessary or desirable for the Plan's administration, and such interpretations and determinations will be final and conclusive. Committee members will be elected annually.

            b. POWERS OF THE COMMITTEE. The Committee will represent and act on behalf of the Trust in respect of the Plan and, subject to the other provisions of the Plan, the Committee may adopt, amend or repeal bylaws or other regulations relating to the administration of the Plan, the conduct of the Committee's affairs, its rights or powers, or the rights or powers of its members. The Committee will report to the Independent Trustees and to the Board from time to time on its activities in respect of the Plan. The Committee or persons designated by it will cause such records to be kept as may be necessary for the administration of the Plan.

      9.    MISCELLANEOUS PROVISIONS

            a. RIGHTS NOT ASSIGNABLE. Other than as is specifically provided in paragraph 3, the right to receive any payment under the Plan is not transferable or assignable, and nothing in the Plan shall create any benefit, cause of action, right of sale, transfer, assignment, pledge, encumbrance, or other such right in any heirs or the estate of any Independent Trustee.

            b. AMENDMENT, ETC. The Committee, with the concurrence of the Board, may at any time amend or terminate the Plan or waive any provision of the Plan; provided, however, that subject to the limitations imposed by paragraph 7, no amendment, termination or waiver will impair the rights of an Independent Trustee to receive the payments which would have been made to such Independent Trustee had there been no such amendment, termination, or waiver.



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            c. NO RIGHT TO REELECTION. Nothing in the Plan will create any obligation on the part of the Board to nominate any Independent Trustee for reelection.

            d. CONSULTING. Subsequent to his/her Service Termination Date, an Independent Trustee may render such services for any Trust, for such compensation, as may be agreed upon from time to time by such Independent Trustee and the Board.

            e. EFFECTIVENESS. The Plan will be effective for all Independent Trustees who have Service Termination Dates occurring on and after October 1, 1998. Periods of Eligible Service shall include periods commencing prior and subsequent to such date. Upon its adoption by the Board, the Plan will become effective on the date when the Committee determines that any regulatory approval or advice that may be necessary or appropriate in connection with the Plan has been obtained.




Adopted October 12, 1998


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